SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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AVERY DENNISON CORPORATION

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AVERY DENNISON CORPORATION

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Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

Notice of Annual Meeting of Stockholders To be held April 27, 2006	To the Stockholders:

The Annual Meeting of Stockholders of Avery Dennison Corporation will be held at 150 North Orange Grove Boulevard, Pasadena, California, on Thursday, April 27, 2006, at 1:30 P.M. for the following purposes:

1. To elect four directors to hold office for a term of three years and until their successors are elected and have qualified; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 30, 2006; and

3. To transact such other business as may properly come before the meeting and any adjournments thereof.

In accordance with the Bylaws, the Board of Directors has fixed the close of business on Monday, February 27, 2006, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert G. van Schoonenberg
Secretary

Pasadena, California
Dated: March 20, 2006

Whether or not you presently plan to attend the Annual Meeting, in order to ensure your representation please vote by telephone or by using the Internet as instructed on the enclosed proxy card, or complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope (which does not require postage if mailed in the United States). If you attend the meeting and wish to vote in person, your proxy will not be used.

PROXY STATEMENT
ELECTION OF DIRECTORS (Proxy Item 1)
2006 NOMINEES
CONTINUING DIRECTORS
RETIRED DIRECTOR
SECURITY OWNERSHIP OF MANAGEMENT
BOARD OF DIRECTORS AND COMMITTEE MEETINGS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
OPTION GRANTS
REPORT OF THE COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION
STOCKHOLDER RETURN PERFORMANCE
RELATED PARTY TRANSACTIONS
VOTING SHARES
RATIFICATION OF APPOINTMENT OF AUDITORS (Proxy Item 2)
AUDIT COMMITTEE REPORT
GENERAL
EXHIBIT A
EXHIBIT B
EXHIBIT C

AVERY DENNISON CORPORATION
150 North Orange Grove Boulevard
Pasadena, California 91103
PROXY STATEMENT
      This proxy statement is furnished to the stockholders on behalf of the Board of Directors of Avery Dennison Corporation, a Delaware corporation (hereinafter called “Avery Dennison” or the “Company”), for solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 27, 2006, at 1:30 P.M. and at any and all adjournments thereof. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the meeting and wish to vote your shares in person, your proxy will not be used. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Under the Company’s Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal. The Company has retained D. F. King & Co., Inc. to assist in soliciting proxies for this meeting at a fee estimated at $10,500 plus out of pocket expenses. Expenses incident to the preparation and mailing of the notice of meeting, proxy statement and form of proxy are to be paid by the Company. This proxy statement is to be mailed to stockholders on or about March 20, 2006.
      The purpose of the meeting and the matters to be acted upon are set forth in the preceding Notice of Annual Meeting: the election of directors and ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company. As of the date of this statement, management knows of no other business that will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies. See “GENERAL — Stockholder Proposals” below.
ELECTION OF DIRECTORS (Proxy Item 1)
      The Bylaws of the Company presently provide for ten directors, divided into three classes. Four directors are to be elected at the 2006 Annual Meeting and will hold office until the Annual Meeting in 2009 and until their successors are elected and have qualified. It is intended that the persons so appointed in the enclosed proxy will, unless authority is withheld, vote for the election of the four nominees proposed by the Board of Directors, all of whom are presently directors of the Company. In voting for the election of directors, each share has one vote for each position to be filled. All of the nominees have consented to being named herein and to serve if elected. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

      The following information, which has been provided by the directors, shows for each of the nominees for election to the Board of Directors and for each director whose term continues, his or her name, age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on, the period during which such person has served as a director of the Company and the year in which each continuing director’s present term as director expires.
2006 NOMINEES

The Board of Directors recommends a vote FOR the nominees below.

John T. Cardis, age 64. Mr. Cardis is a private investor. In May 2004, Mr. Cardis retired as National Managing Partner — Global Strategic Clients of Deloitte & Touche USA LLP, an audit, tax, consulting and financial advisory service company after forty-one years of service. From 1991 to June 1999, Mr. Cardis served as Office Managing Partner, Los Angeles for Deloitte & Touche. He was also a member of the executive committee and a member of the board of directors. He also is a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company, and Energy East Corporation, an energy services and delivery company. He has been a director of Avery Dennison Corporation since October 2004.

David E. I. Pyott, age 52. Since February 2006, Mr. Pyott has been Chairman and Chief Executive Officer of Allergan, Inc., a global healthcare company. From April 2001 through January 2006, Mr. Pyott was Chairman, President and Chief Executive Officer and from January 1998 through March 2001, he was President and Chief Executive Officer of Allergan. He is also a director of Allergan; Edwards Lifesciences Corporation, a cardiovascular disease treatment company; and Pacific Mutual Holding Company, the parent of Pacific Life Insurance Company, a provider of life insurance, annuities and mutual funds. He has been a director of Avery Dennison Corporation since November 1999.

Dean A. Scarborough, age 50. Since May 2005, Mr. Scarborough has been President and Chief Executive Officer of Avery Dennison Corporation, a global leader in pressure-sensitive technology. From May 2000 to April 2005, Mr. Scarborough served the Company as President and Chief Operating Officer. From November 1999 through April 2000, Mr. Scarborough served the Company as Group Vice President, Fasson Roll Worldwide. Prior to November 1999, Mr. Scarborough held other executive positions with the Company. He has been a director of Avery Dennison since May 2000.

Julia A. Stewart, age 50. Since May 2002, Ms. Stewart has been President, Chief Executive Officer and Chief Operating Officer of IHOP Corporation, which owns, operates and franchises a restaurant chain. From December 2001 through May 2002, Ms. Stewart served as President and Chief Operating Officer of IHOP. Ms. Stewart was President of the Domestic Division of Applebee’s International, Inc., a restaurant chain, from 1998 until August 2001. Ms. Stewart is a director of IHOP. She has been a director of Avery Dennison Corporation since January 2003.

CONTINUING DIRECTORS

Rolf Börjesson, age 63. Since May 2004, Mr. Börjesson has been non-executive Chairman of Rexam PLC, in London, UK, a worldwide consumer packaging company. From 1996 to May 2004, Mr. Börjesson served as Chief Executive Officer of Rexam. He is also a director of SCA AB (Svenska Cellulosa Aktiebolaget), a pulp and paper manufacturer based in Stockholm, Sweden. He has been a director of Avery Dennison Corporation since January 2005. His present term expires in 2007.

Peter W. Mullin, age 65. During the past six years, Mr. Mullin has been Chairman of Mullin Consulting, Inc., an executive compensation, benefit planning and corporate insurance consulting firm; prior to July 2003, Mr. Mullin also served as Chief Executive Officer of Mullin Consulting. He is also a director of Mrs. Fields Famous Brands, LLC, a fresh-baked products company. He has been a director of Avery Dennison Corporation since January 1988. His present term expires in 2007.

Patrick T. Siewert, age 50. Since February 2006, Mr. Siewert has been a Senior Advisor to the Coca-Cola Company, a worldwide beverage company. From May 2005 to January 2006, Mr. Siewert was President and Chief Operating Officer, East, South Asia & Pacific Rim Group of the Coca-Cola Company. From August 2001 to May 2005, Mr. Siewert was President, East and South Asia Group of the Coca-Cola Company. Prior to August 2001, Mr. Siewert held executive and management positions at Eastman Kodak Company. He has been a director of Avery Dennison Corporation since April 2005. His present term expires in 2007.

Peter K. Barker, age 57. Mr. Barker is a private investor. From November 1982 until November 1998, Mr. Barker was a partner in Goldman Sachs & Company, an investment banking, securities and investment management firm. He is also a director of Ameron International Corporation, a manufacturer of concrete, pipe, protective coatings and construction products, and Stone Energy Corporation, an independent oil and gas exploration and development company. He has been a director of Avery Dennison Corporation since January 2003. His present term expires in 2008.

Richard M. Ferry, age 68. Mr. Ferry is a private investor. Since July 2001, Mr. Ferry has been Founder Chairman of Korn/Ferry International, an international executive search firm. In June 2001, Mr. Ferry retired as Chairman of Korn/Ferry, a position he had held since May 1997; and in June 2002, he left the board. From May 1991 through May 1997, Mr. Ferry was Chairman and Chief Executive Officer of Korn/Ferry. He is also a director of Dole Food Company, Inc., a producer and marketer of fresh produce and packaged foods; Mrs. Fields Famous Brands, LLC, a fresh-baked products company; and Pacific Mutual Holding Company, the parent of Pacific Life Insurance Company, a provider of life insurance, annuities and mutual funds. He has been a director of Avery Dennison Corporation since December 1985. His present term expires in 2008.

Kent Kresa, age 67. Mr. Kresa is a retired Chief Executive Officer. Since December 2005, Mr. Kresa has served as non-executive Chairman of Avery Dennison Corporation; and since October 2003, he has been Chairman Emeritus of Northrop Grumman Corporation, an aeronautics and defense systems manufacturer. In October 2003, Mr. Kresa retired as Chairman of Northrop Grumman, a position he had held since September 1990. From September 1990 to March 2003, he also served as Chairman and Chief Executive Officer of Northrop Grumman. He is also a director of Fluor Corporation, an engineering, procurement, construction, and maintenance services company; General Motors Corporation, an automotive manufacturer; and Mannkind Corporation, a pharmaceutical manufacturer. He has been a director of Avery Dennison since February 1999. His present term expires in 2008.
RETIRED DIRECTOR

Philip M. Neal, age 65. From May through December 2005, Mr. Neal served as Chairman of Avery Dennison Corporation, a global leader in pressure-sensitive technology. From May 2000 through April 2005, he served the Company as Chairman and Chief Executive Officer. From May 1998 through April 2000, Mr. Neal served as President and Chief Executive Officer. From December 1990 through April 1998, Mr. Neal was President and Chief Operating Officer; prior to December 1990, he held various executive positions. He is a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company. He had been a director of Avery Dennison since December 1990. Mr. Neal retired from the Board and the Company on December 2, 2005.

SECURITY OWNERSHIP OF MANAGEMENT
      The following table shows the number of shares of the Company’s common stock beneficially owned by each director of the Company and each of the executive officers named in the table on page 10 (except for Mr. Neal, who retired on December 2, 2005), and the aggregate number of such shares beneficially owned by all directors and executive officers as of December 31, 2005.

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership(1)		of Class

Dean A. Scarborough	327,976	(3)	(2)
Richard M. Ferry	50,376	(4)(5)	(2)
Peter W. Mullin	55,815	(4)(6)	(2)
Kent Kresa	25,788	(7)	(2)
David E. I. Pyott	25,769	(8)	(2)
Julia A. Stewart	11,874	(9)	(2)
Peter K. Barker	10,900	(10)	(2)
John T. Cardis	4,277	(11)	(2)
Rolf Börjesson	3,000	(12)	(2)
Patrick T. Siewert	500	(13)	(2)
Robert G. van Schoonenberg	171,804	(14)	(2)
Daniel R. O’Bryant	120,454	(15)	(2)
Robert M. Malchione	109,679	(16)	(2)
Christian A. Simcic	112,980	(17)	(2)
All Directors and Executive Officers as a Group (20 persons, including those named)	1,356,069	(18)	1.2%

(1)	Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have voting and/or investment power with respect to such shares. Exercise prices for stock options on shares range from $34.9375 to 67.3125.

(2)	Less than 1%.

(3)	Includes 275,600 shares with respect to which Mr. Scarborough holds options exercisable within 60 days from December 31, 2005. Also includes 125 shares held by Mrs. Scarborough, as to which Mr. Scarborough disclaims beneficial ownership, and 2,340 shares issuable under stock units designated for Mr. Scarborough under the Company’s Capital Accumulation Plan (“CAP”) trust.

(4)	Includes 19,000 shares with respect to which each of Messrs. Ferry and Mullin holds options exercisable within 60 days from December 31, 2005.

(5)	Includes 1,360 shares issuable under stock units designated for Mr. Ferry under the CAP trust.

(6)	Includes 680 shares issuable under stock units designated for Mr. Mullin under the CAP trust. Also includes 3,000 shares held by Mrs. Mullin (405 shares of which are held in a trust), as to which Mr. Mullin disclaims beneficial ownership.

(7)	Includes 16,000 shares with respect to which Mr. Kresa holds options exercisable within 60 days from December 31, 2005. Also includes 8,088 stock units designated for Mr. Kresa under the Director Deferred Equity Compensation Program (“DDECP”).

(8)	Includes 16,000 shares with respect to which Mr. Pyott holds options exercisable within 60 days from December 31, 2005. Also includes 8,269 stock units designated for Mr. Pyott under DDECP.

(9)	Includes 8,000 shares with respect to which Ms. Stewart holds options exercisable within 60 days from December 31, 2005. Also includes 2,974 stock units designated for Ms. Stewart under DDECP.

(10)	Includes 8,000 shares with respect to which Mr. Barker holds options exercisable within 60 days from December 31, 2005.

(11)	Includes 3,500 shares with respect to which Mr. Cardis holds options exercisable within 60 days from December 31, 2005. Also includes 277 stock units designated for Mr. Cardis under DDECP.

(12)	Includes 2,500 shares with respect to which Mr. Börjesson holds options exercisable within 60 days from December 31, 2005.

(13)	Mr. Siewert joined the Board of Directors in April 2005.

(14)	Includes 146,300 shares with respect to which Mr. van Schoonenberg holds options exercisable within 60 days from December 31, 2005.

(15)	Includes 77,800 shares with respect to which Mr. O’Bryant holds options exercisable within 60 days from December 31, 2005. Also includes 30,000 shares of restricted stock that are scheduled to vest in two equal installments on April 1, 2009 and August 14, 2012.

(16)	Includes 103,300 shares with respect to which Mr. Malchione holds options exercisable within 60 days from December 31, 2005.

(17)	Includes 106,500 shares with respect to which Mr. Simcic holds options exercisable within 60 days from December 31, 2005.

(18)	Includes 1,096,773 shares with respect to which all executive officers and directors as a group hold options exercisable within 60 days from December 31, 2005.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS
      During 2005, there were seven meetings of the full Board of Directors and twenty-six meetings of committees of the Board. All of the Avery Dennison directors attended at least seventy-five percent of the aggregate number of meetings of the Board and meetings of Board committees of which they were members held during the time they served on the Board or Committee. The Company has a policy of encouraging directors to attend the Annual Meeting of Stockholders, and at the 2005 Annual Meeting all of the directors attended.
      After review and discussion of the relevant facts and circumstances for each director, including any relationships with Avery Dennison, the Board of Directors has determined that the following directors, who (i) have no material relationships with Avery Dennison and (ii) meet the Board’s categorical independence standards for directors (which are attached as Exhibit A), are independent based on the New York Stock Exchange (“NYSE”) listing standards: Peter K. Barker, Rolf Börjesson, John T. Cardis, Richard M. Ferry, Kent Kresa, David E.I. Pyott, Patrick T. Siewert and Julia A. Stewart. These eight directors constitute a majority of the Board.
Corporate Governance
      The Board of Directors and Avery Dennison management have taken a number of steps to enhance the Company’s corporate governance policies and procedures, and to comply with the Sarbanes-Oxley Act, as well as the NYSE listing standards. There is a corporate governance section on the Company’s Web site, which includes key information about our corporate governance. You can access this information by going to www.averydennison.com, selecting the “Investors/Corporate Governance” section to find our Corporate Governance Guidelines; Charters for the Audit, the Compensation and Executive Personnel, and the Nominating and Governance Committees; Code of Ethics and Business Conduct for Directors, Officers and Employees; Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and the Audit Committee Complaint Procedures. The Company’s Web site address provided above is not intended to function as a hyperlink, and the information on the Company’s Web site is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
      The Board designated Richard M. Ferry as presiding director during 2005. He presided at executive sessions of the Board until December 1, 2005, when Kent Kresa was elected non-executive Chairman. Mr. Kresa now presides at executive sessions of the Board. During 2005, the Board held six executive sessions with non-management directors only during regularly scheduled Board meetings, as well as one additional executive session with independent directors only. Stockholders and other interested parties may write to Mr. Kresa concerning matters other than accounting and auditing matters c/o Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders may also write to John T. Cardis, Chairman of the Audit Committee, regarding accounting and auditing matters c/o Secretary at the same address.
Standing Committees of the Board of Directors
      The Audit Committee, which is composed of the following independent directors: John T. Cardis (Chairman), Peter K. Barker, and Kent Kresa met three times during 2005. The Audit Committee also held four teleconference reviews prior to the Company’s issuing its quarterly and annual news releases concerning financial results. The Audit Committee is appointed by the Board to assist the Board with its oversight responsibilities in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements. A copy of the Audit Committee Charter is available on the Company’s Web site. The Board has designated Mr. Barker and Mr. Cardis as “audit committee financial experts” (as that term is defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission). The Board has determined that each of the members of the Audit Committee is “independent,” as that term is used in Schedule 14A, Item 7(d)(3)(iv) under the Securities Exchange Act of 1934, as amended.

      The Compensation and Executive Personnel Committee (“Compensation Committee”), which is composed of the following independent directors: David E.I. Pyott (Chairman), Peter K. Barker, Richard M. Ferry, and Julia A. Stewart, met six times during 2005. The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s Directors, Chairman, and Chief Executive Officer (“CEO”) and other senior executive officers (“Senior Executives”). The Compensation Committee has overall responsibility for approving and evaluating compensation plans, policies and programs of the Company, as they affect the Directors, CEO and Senior Executives. In addition, the Compensation Committee reviews plans and candidates for succession to CEO. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement. A copy of the Compensation Committee’s Charter is available on the Company’s Web site.
      The Ethics and Conflict of Interest Committee, which is composed of the following directors: Julia A. Stewart (Chairman), Rolf Börjesson, John T. Cardis, Kent Kresa and Patrick T. Siewert, met once during 2005. The functions of the Ethics and Conflict of Interest Committee are to survey, monitor and provide counsel as to the business relationships, affiliations and financial transactions of directors, officers and key employees, as they may relate to possible conflicts of interest or to the Company’s Legal and Ethical Conduct Policy; monitor the Company’s compliance program; and report and make recommendations to the Board in instances where it is believed that possible violations of Company policy could exist.
      The Finance Committee, which is composed of the following directors: Peter K. Barker (Chairman), Rolf Börjesson, John T. Cardis, Richard M. Ferry, Kent Kresa, Peter W. Mullin, and Patrick T. Siewert, met once during 2005. The functions of the Finance Committee are to assist the Board in consideration of matters relating to the financial affairs and capital requirements of the Company; provide an overview of the financial planning and policies of the Company; and review significant borrowings and changes in the financial structure of the Company.
      The Nominating and Governance Committee (“Nominating Committee”), which is composed of the following independent directors: Richard M. Ferry (Chairman), Rolf Börjesson, David E.I. Pyott and Julia A. Stewart, met three times during 2005. The Nominating Committee is appointed by the Board (i) to assist the Board by identifying individuals qualified to become Board members consistent with criteria approved by the Board, and to recommend to the Board the director nominees for the next annual meeting of stockholders, as well as between annual meetings when appropriate; (ii) to review and recommend to the Board, the Company’s Corporate Governance Guidelines; (iii) to oversee the evaluations of the Board and management (related to corporate governance); and (iv) to recommend to the Board director nominees for each committee. A copy of the Nominating Committee’s Charter is available on the Company’s Web site. The Nominating Committee has a process under which all director candidates are evaluated. The Nominating Committee uses certain criteria in evaluating any candidate’s capabilities to serve as a member of the Board including: attendance, independence, number of other board directorships, time commitments, education, conflict of interest, senior management experience with a multinational business or other organization with the size, scope, and complexity of the Company, as well as an ability and desire to contribute to the oversight and governance of the Company and to represent the balanced interests of stockholders as a whole, rather than those of special interest groups. Further, the Nominating Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries and in functional areas, such as finance, manufacturing, technology, and investing. Sources for identifying potential nominees include members of the Nominating Committee, other Board members, executive officers of the Company, third party search firms, and stockholders. Stockholders desiring to make recommendations concerning new directors should submit the candidate’s name, together with biographical information and professional experience, and the candidate’s written consent to nomination c/o Secretary, Nominating and Governance Committee of the Board of Directors, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders wishing to nominate new directors for election at an annual meeting must comply with the requirements described under the heading “GENERAL — Stockholder Proposals” on page 26.

      The Strategic Planning Committee, which is composed of all of the directors with Dean A. Scarborough as Chairman, met once during 2005. The functions of the Strategic Planning Committee are to review the Company’s long-term strategic plan, objectives, programs, and proposed acquisition candidates and divestitures; review steps being taken to improve stockholder value; and make recommendations to the Board on any of these matters.
      In addition to the standing committees noted above, the Board has an Ad Hoc Committee, which is composed of the following directors: Kent Kresa (Chairman) and David E.I. Pyott, that met twice during 2005. The Ad Hoc Committee is appointed by the Board and has been assigned the oversight responsibility for, and is empowered to take action (or if deemed appropriate to make recommendations to the Board) with respect to, the Company’s response to the pending Department of Justice and other competitive practices investigations, as well as any related litigation.
      As an employee of the Company, Mr. Scarborough receives no fees for services rendered in his capacity as a director. Each non-employee director is paid an annual retainer fee of $55,000; the non-executive Chairman is paid an annual retainer of $220,000. Directors are paid attendance fees of $1,500 per Board meeting attended, and $2,000 per committee meeting attended as Chairman of a committee or $1,500 per committee meeting attended as a member of the committee (whether it is a standing or an ad hoc committee). The Chairmen of the Audit and the Compensation and Executive Personnel Committees are each also paid an annual retainer fee of $10,000, and the Chairmen of the Finance, the Nominating and Governance, and the Ethics and Conflict of Interest Committees are each paid an annual retainer fee of $5,000. Committee members are also paid $1,500 for teleconferences (see attached Exhibit B for a summary). Under the director deferred compensation plans, fees, which are deferred, either accrue interest at a fixed rate based on the 120-month rolling average of ten-year U.S. Treasury Notes (plus, if the director ceases to be a director by reason of death, disability or normal retirement, twenty-five percent of such rate per annum), or accrue at the actual rate of return (less an administrative fee) of certain investment funds managed by an insurance company. Benefits payable by the Company under this plan are funded with assets placed in a trust. Under the directors deferred equity compensation program, directors have been able to defer fees into stock units, which will be paid out in shares of Company stock at retirement. Following Mr. Neal’s retirement as Chairman in December 2005, the Company provides life and medical insurance coverage, and funds for office space, administrative assistance, financial counseling services, and business and social club dues. The Company also provides Charles D. Miller, as retired Chairman, office space, administrative assistance, financial counseling services, life and medical insurance coverage, and fees for two local clubs. The Company has a matching gift program under which the Company will match an amount of up to $5,000 that a director gives to the United Way, and the Company will also match an amount of up to $5,000 given to educational institutions. Each non-employee director received a stock payment of 500 shares of the Company’s common stock on April 28, 2005, as a portion of their director compensation.
      Non-employee directors participate in the Director Equity Plan, which provides for each non-employee director to receive a stock option grant with respect to 5,000 shares upon joining the Board of Directors, and automatic annual grants of 2,000 stock options thereafter to each non-employee director. In December 2005, options to purchase a total of 18,000 shares (2,000 options for each non-employee director) of Company common stock were granted to the non-employee directors eligible to receive grants under such plan. The option price for each such option granted is one hundred percent of the fair market value of Company common stock on the date of grant. All options granted have a term of ten years, and become exercisable in two cumulative installments of fifty percent of the number of shares with respect to which the option was initially granted on each of the first and second anniversaries of the grant date, except that all options held by a director, which are unexercisable on the date the director retires at or after age 72, will become fully exercisable on the date of such retirement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Compensation
      The following table and accompanying notes show, for the Chairman, the President and Chief Executive Officer and the other four most highly compensated executive officers of the Company for 2005, the compensation paid by the Company to such persons for services in all capacities during 2005 and the preceding two fiscal years.
SUMMARY COMPENSATION TABLE

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and		Salary	Bonus	Compensation	Award(s)	Options	Payouts	Compensation
Principal Position	Year	($)(2)	($)(2)	($)(3)	($)(4)	(#)	($)(5)	($)(6)

Philip M. Neal(1)	2005	$994,091	$1,100,000	$67,290	—	—	$1,261,000	$24,482
Chairman	2004	1,061,667	1,500,000	74,155	—	190,000	—	88,821
	2003	993,125	500,000	52,446	—	150,000	656,000	44,789
Dean A. Scarborough(1)	2005	$671,000	$1,300,000	$52,558	$356,520	150,000	$767,000	$16,130
President and Chief	2004	646,333	775,000	64,731	—	90,000	—	51,133
Executive Officer	2003	603,125	270,000	57,491	—	55,000	395,000	22,836
Robert G. van Schoonenberg	2005	$512,683	$560,000	—	$147,005	39,560	$596,000	$12,585
Executive Vice President,	2004	501,833	490,000	—	—	57,000	—	56,360
General Counsel and	2003	473,621	230,000	—	—	38,950	318,000	19,851
Secretary
Daniel R. O’Bryant	2005	$501,667	$523,400	—	$1,755,028	48,862	$537,000	$1,010,188
Executive Vice President,	2004	448,333	450,000	—	—	51,400	—	30,884
Finance and Chief	2003	408,458	160,000	—	—	33,250	265,000	14,852
Financial Officer
Robert M. Malchione	2005	$431,792	$426,200	—	$112,898	30,377	$502,000	$9,700
Senior Vice President,	2004	424,333	390,000	—	—	48,000	—	30,818
Corporate Strategy and	2003	402,892	152,300	—	—	33,250	270,000	15,441
Technology
Christian A. Simcic	2005	$444,675	$375,000	—	$139,994	37,677	$420,000	$6,260
Group Vice President,	2004	434,000	372,500	—	—	45,500	—	6,123
Roll Materials Worldwide	2003	409,833	98,800	—	—	23,250	284,000	490

(1)	Mr. Neal served as Chief Executive Officer from January through April 2005, and Mr. Scarborough served as Chief Executive Officer from May through December 2005. Mr. Neal retired from the Company on December 2, 2005.

(2)	Amounts shown include amounts earned, but deferred at the election of these officers under the Company’s deferred compensation plans and Employee Savings Plan, a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (“Code”).

(3)	Amount for Mr. Neal in 2005 includes the incremental (variable) cost to the Company of $35,911 for his personal use of the Company aircraft and $18,809 for financial counseling. Amount for Mr. Scarborough in 2005 includes $34,764 for car lease.

(4)	Mr. O’Bryant received 30,000 shares of restricted stock and the value is based upon the closing price of the Company’s common stock on May 31, 2005 ($52.45); subject to the terms of his retention agreement, the restricted stock is scheduled to vest in two equal installments on April 1, 2009 and August 14, 2012. Amounts shown include awards of restricted stock units (“RSUs”), which may vest after 3, 4 or 5 years if the Company meets certain performance objectives; the value is based upon the closing price of the Company’s common stock on December 1, 2005 ($59.42). Dividend equivalents are credited on these shares of restricted stock and RSUs in the form of additional restricted stock or RSUs, provided that they are also restricted until the underlying shares and/or RSUs vest. The named executives (“Named Executives”) were awarded RSUs as follows: 6,000 for Mr. Scarborough; 2,474 for Mr. van Schoonenberg; 3,055 for Mr. O’Bryant; 1,900 for Mr. Malchione; and 2,356 for Mr. Simcic.

(5)	Amounts for 2005 and 2003 consist of cash payments under the Company’s Executive Long-Term Incentive Plan (“LTIP”) for the cycles completed on December 31, 2004 and December 31, 2002, respectively.

(6)	Amounts consist of (i) Company contributions to deferred compensation plans and (ii) Company contributions to the Company’s Employee Savings Plan, a 401(k) plan (“Savings Plan”). These amounts for 2005 were $21,032 and $3,450, respectively, for Mr. Neal; $9,560 and $6,570, respectively, for Mr. Scarborough; $6,354 and $6,231, respectively, for Mr. van Schoonenberg; $1,004,212 (part of his retention agreement described on page 15) and $5,975, respectively, for Mr. O’Bryant; and $3,156 and $6,544, respectively, for Mr. Malchione; and $6,260 for Mr. Simcic’s Savings Plan account.

In addition, Mr. O’Bryant received dividends on his restricted stock ($34,749 during 2005) in the form of additional restricted stock. On each dividend payment date, additional shares (or fractional shares) of restricted stock were credited to Mr. O’Bryant’s account. The number of shares of restricted stock credited is determined by dividing the dividend that would have been paid on the shares represented by the restricted stock in his account by the average price of the Company’s common stock on the NYSE on the dividend payment date. During 2005, 642 shares of restricted stock were credited to his account as a result of these dividends.

Option Grants
      The following table shows information regarding stock options granted in 2005 to each of the named executive officers under the Employee Stock Option and Incentive Plan (the “Employee Plan”).
OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of
	Securities	% of
	Underlying	Total Options	Exercise
	Options	Granted to	or Base
	Granted	Employees in	Price	Expiration	Grant Date
Name	(#)(1)(2)	Fiscal Year	($/Share)	Date	Present Value ($)(3)

Dean A. Scarborough	50,000	2.7%	52.08	5/2/2015	$506,750
	100,000	5.5	59.465	12/1/2015	1,107,400
Robert G. van Schoonenberg	39,560	2.2	59.465	12/1/2015	438,087
Daniel R. O’Bryant	48,862	2.7	59.465	12/1/2015	541,098
Robert M. Malchione	30,377	1.7	59.465	12/1/2015	336,395
Christian A. Simcic	37,677	2.1	59.465	12/1/2015	417,235

(1)	Non-qualified stock options were granted at fair market value for a term of ten years under the Employee Plan. The options vest twenty-five percent per year; alternatively, options, granted to participants in the executive annual bonus plan retiring under the Company’s retirement plan who have at least ten years service and have a combination of age and service with the Company of seventy-five or more, will vest as of the date of termination of employment. Mr. Scarborough received a special grant of 50,000 options on May 2, 2005, as a result of his promotion to President and Chief Executive Officer.

(2)	The Compensation and Executive Personnel Committee may accelerate the time at which an option becomes exercisable, and in the event of a “change of control” of the Company (as defined in the option agreement) options become immediately exercisable.

(3)	Option grant date values were determined using a Black-Scholes option-pricing model adapted for use in valuing executive stock options. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility is measured as the standard deviation of the Company’s stock price over the three years prior to grant (0.2058 for all, except Mr. Scarborough’s first grant, which was 0.21); (ii) dividend yield is measured as the cumulative dividends paid the last twelve months as a percentage of the twelve-month average of the month- end closing prices (for the month in which the dividend was declared) prior to grant of the option (2.689% for all, except Mr. Scarborough’s first grant, which was 2.479%); (iii) the risk-free rate of return represents the weekly average of the seven-year Treasury bond rates for the 52 weeks immediately preceding the grant date of the options (4.11% for all, except Mr. Scarborough’s first grant, which was 4.04%); (iv) expected period from date of grant to exercise of options (7 years); and (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 5% for each full year of vesting restrictions (12.5%). The Black-Scholes option pricing model calculates a cash equivalent value for an option on the date of grant. The Company’s use of such model is not intended to forecast any future appreciation in the price of the Company’s stock. In addition, no gain to the optionees is possible without appreciation in the price of the Company’s common stock, which will benefit all stockholders. If the market price of the stock does not exceed the exercise price of the options at some time after the options become exercisable or if they terminate unvested or unexercised, the value of the options will ultimately be zero.

EQUITY COMPENSATION PLAN INFORMATION
as of December 31, 2005

			Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans	157,000	$55.44	264,000
approved by security holders (1)	6,359,036	$57.67	3,285,728
Equity compensation plans not approved by security holders(2)	4,337,177	$54.37	None
Total	10,853,213	$56.32	3,531,728

(1)	There are two plans: the Company’s Director Equity Plan and the Employee Plan, respectively. Equity awards have included stock options for directors, and stock options, restricted stock, restricted stock units and dividend equivalents for employees.

(2)	The 1996 Stock Incentive Plan (“Stock Incentive Plan”) was amended and restated in December of 2002, to provide that no future stock options or other awards will be made after December 6, 2002, and options that have been granted may not be repriced (note that no previously granted options have ever been repriced).
      In general, the material features of the Stock Incentive Plan are similar to those in the Employee Plan, which was amended and restated and approved by the stockholders in April 2005. The Stock Incentive Plan was adopted by the Board in December 1996 and provided for grants of stock options, stock payments and other awards; however, only stock options, and stock payments issued in exchange for cash compensation at fair market value, were awarded. Options were granted at one hundred percent of fair market value on the grant date. Of the 4,337,177 options outstanding, 3,737,645 were exercisable as of December 31, 2005. The shares available under this Plan upon exercise of stock options, or issuance of stock payments, may be either previously unissued shares, issued shares that have been repurchased by the Company as treasury shares, or former treasury shares held in a grantor trust. This Plan provides for appropriate adjustments in the number and kind of shares subject to this Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations. Options granted under the Stock Incentive Plan were non-qualified stock options (“NQSOs”) and generally become exercisable in equal installments over four years after the grant date, except that, for employees who participate in the LTIP, options vest in nine years and nine months subject to accelerated vesting after three years, if the Company meets certain performance requirements. NQSOs were granted for a term of ten years.
      Under the Director Equity Plan, stock payments are authorized in the form of stock units as part of a deferred compensation arrangement as elected by directors instead of receiving fees or retainers that would otherwise be payable to a director in cash. Dividend equivalents are credited in the form of stock units to the accounts of directors who participate in the DDECP, which represent the value of the dividends per share paid by the Company, calculated with reference to the number of stock units held by each director.
      Options and other awards granted under the Employee Plan provide that in the event of a ”change of control” of the Company (as defined in the Plan or in an award agreement) all previously unexercisable options and awards become immediately exercisable. This Plan provides that the period of exercisability, following retirement, for options is (i) the full term of the option for the chief executive officer; (ii) the lesser of five years or the full term of the option for options granted to participants in the executive annual bonus plan or any successor plan; and (iii) the lesser of three years or the full term of the option for all other optionees.

Option Exercises and Fiscal Year-End Values
      The following table shows for each of the named executive officers the shares acquired on exercise of options during 2005, the difference between the option exercise price and the market value of the underlying shares on the date of such exercise, and (as to outstanding options at December 31, 2005) the number of unexercised options and the aggregate unrealized appreciation on “in-the-money,” unexercised options held at such date.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			Fiscal Year-End(#)	Fiscal Year-End($)(2)
Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized($)(1)	Unexercisable	Unexercisable

Philip M. Neal	50,000	$1,727,750	1,027,288/0	$2,594,427/0
Dean A. Scarborough	13,779	439,275	275,600/360,000	2,005,374/178,750
Robert G. van Schoonenberg	—	—	146,300/170,510	1,084,567/1,948
Daniel R. O’Bryant	—	—	77,800/158,512	246,954/1,663
Robert M. Malchione	—	—	103,300/186,627	310,723/253,380
Christian A. Simcic	—	—	106,500/146,427	319,748/1,663

(1)	Market value of the common stock at the exercise date minus the exercise price of the options exercised. Amounts in this column represent the value realized by the named executive upon the exercise of stock options granted in prior years. All options had exercise prices equal to the market price of the Company’s stock on the date the options were granted and vested on the basis of the executive’s continued employment with the Company. Thus, the amount realized upon exercise of the options resulted directly from appreciation in the Company’s stock price during the executives’ tenure with the Company.

(2)	Market value of the Company’s common stock at December 31, 2005, minus the exercise prices of “in-the-money” options.
Long-Term Incentive Plan Awards
      Under the LTIP, key executives recommended by the Company’s Chief Executive Officer and designated by the Compensation and Executive Personnel Committee of the Board of Directors (the “Committee”) to receive LTIP awards are eligible to earn a cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a cash incentive award after the end of each performance cycle (cycles generally begin every other year). The current three-year cycle commenced in 2004 (2004-2006), and future cycles will commence every other year (e.g., 2006 and 2008). Cash payments made in 2003 and in 2005, under the LTIP for the performance cycles ended in 2002 and 2004, respectively, are set forth in the table on page 10. None of the named executive officers received an LTIP award in 2005.
Retirement Plan
      The Company provides retirement benefits for employees under the Retirement Plan for Employees of Avery Dennison Corporation and/or the Associate Retirement Plan for Employees of Avery Dennison Corporation (the “Retirement Plans”), as well as the Benefit Restoration Plan (the “BRP”) described below. Benefits under the Retirement Plans are based on compensation and are calculated separately for each year of service using the formula 1.25 percent times compensation up to the breakpoint (currently $43,992, which is the average of the Social Security wage bases for the preceding 35 years) plus 1.75 percent times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity benefit under the Retirement Plans for an employee at normal retirement (age 65). The benefit is not subject to reductions for Social Security payments or other offsets. From time to time, the Company has elected to enhance this formula in order to better reflect the participants’ most recent earnings. The most recent enhancement to the Retirement Plans occurred on December 1, 2004.
      Amounts payable under the Retirement Plans may be reduced in accordance with certain Code provisions, which, as applied to plan years beginning on or after December 1, 1994, limit the annual amount of compensation used to determine annual benefit accruals under the Retirement Plans to the first $205,000 of covered compensation for plan year 2005 and which limits the annual pension benefit payable in 2005 under the Retirement Plans to $165,000. The Company established the BRP in December 1994 to provide for the payment of supplemental retirement benefits to eligible employees, including the individuals listed below, whose benefits under the Retirement Plans are limited under the foregoing Code provisions. The BRP is an unfunded excess benefit plan, which is administered by the Company. Benefits are payable under the BRP in amounts equal to the amount by which a participant’s benefits otherwise payable under the Retirement Plans, with respect to periods from and after December 1, 1994, are reduced under the applicable provisions of the Code.
      Compensation covered by the Retirement Plans includes both salary and annual bonus amounts. The retirement benefits payable to the individuals listed below under the Retirement Plans and the BRP, taken together, will be based (for each year of service from and after December 1, 1994) on the sum of the salary and annual bonus amounts (including all deferred amounts) earned in each such year. The estimated annual benefits payable to each of these individuals under the Retirement Plans and the BRP at normal retirement at age 65, assuming an annual increase in compensation of 3.5% per year until retirement, would be:

Estimated Annual
Name	Benefit($) at age 65

Dean A. Scarborough	$749,677
Robert G. van Schoonenberg	279,979
Daniel R. O’Bryant	431,778
Robert M. Malchione	321,325
Christian A. Simcic	277,141
      The Supplemental Executive Retirement Plan (the “SERP”), adopted in 1983, is designed to provide its participants with additional incentives to further the Company’s growth and development and as an inducement to remain in its service. Participants designated by the Committee are offered benefits under this plan to supplement those to which they may be entitled to at the time of their retirement. The Committee has designated Mr. Scarborough, Mr. van Schoonenberg and Mr. O’Bryant as participants in this plan. Benefits will commence upon retirement at a benefit level that, when added to the benefits to which they will be entitled from the Retirement Plan, the BRP and the SHARE Plan at the time of retirement (assuming retirement at age 65), Company contributions plus interest to the Employee Savings Plan and the Deferred Compensation Plan and Social Security, will equal 62.5 percent for Mr. Scarborough, 57.5 percent for Mr. van Schoonenberg and 52.5 percent for Mr. O’Bryant of their respective final average compensation (average of the highest 36 months of the last 60 months of base salary and bonuses paid immediately preceding retirement). At age 65, Mr. Scarborough’s, Mr. van Schoonenberg’s and Mr. O’Bryant’s estimated annual SERP benefit would be $536,700, $67,900 and $105,900, respectively. Survivor and disability benefits are also payable under the SERP under certain circumstances. The cost of benefits payable under the SERP are expected to be recovered from the proceeds of life insurance purchased by the Company, when assumptions made as to life expectancy, policy dividends, and other factors are realized.

Other Information
      On August 1, 1997, the Company entered into an agreement with Mr. Scarborough, which was amended on May 1, 2005, to reflect his promotion to President and Chief Executive Officer, providing that, if his employment is terminated for any reason other than for cause, death, disability, or voluntary resignation without good reason (as such terms are defined in the agreement), he (i) would receive a payment equivalent to a pro-rated annual bonus for the year of termination; (ii) would receive salary and bonus (based on his highest combined annual base salary plus bonus in any of the three previous years) for one year before a change of control and three years after a change of control (the “severance period”); (iii) would receive additional retirement and supplemental retirement benefits that would have accrued during the severance period; (iv) would continue to participate in benefit plans (including medical, dental, and life insurance) during the severance period (but reduced to the extent such benefits are provided by another employer); (v) would receive additional age and service credit under the Company’s deferred compensation plans following termination during the severance period (or the minimum age and service credit required for early retirement benefits and the retirement interest rate); and (vi) if such termination occurs after a change of control, the Company will pay for outplacement services not to exceed $50,000. Benefits and amounts to which Mr. Scarborough would be entitled under the agreement would be reduced to the extent of any benefits and earned income that he receives or earns from any new employment or services performed during the severance period. Mr. Scarborough would be reimbursed for any excise taxes that are imposed under Section 4999 of the Code.
      On September 1, 2000, the Company entered into an agreement with Mr. Malchione; on January 2, 2001, the Company entered into an agreement with Mr. O’Bryant; and on January 1, 2002, the Company entered into an agreement with Mr. Simcic. These agreements are substantially the same as Mr. Scarborough’s described above. On March 16, 1996, the Company entered into an agreement with Mr. van Schoonenberg providing that, if his employment with the Company is terminated for any reason other than for death, disability, cause, or voluntary resignation without good reason (as such terms are defined in the agreement), he would receive a payment equivalent to two years salary and bonus, continue to participate in benefit and incentive plans for a two-year period, his unvested options will be vested, and he will receive the minimum age and service credit required for early retirement eligibility and other purposes; in the event of such termination within two years of a change of control, he will receive a payment equal to three times salary and bonus, payment for LTIP and reimbursement for excise taxes. On March 31, 2005, the Company entered into a retention agreement with Mr. O’Bryant under which he will remain employed by the Company in his present position and the Company (i) contributed $1 million on April 1, 2005 to Mr. O’Bryant’s deferred compensation account, which contribution (and any earnings thereon) will vest at age 55; (ii) granted to him 30,000 shares of restricted stock, which will vest in two equal installments on April 1, 2009 and August 14, 2012; and (iii) during the period 2005 — 2011, agreed to grant to him incremental options each year equal to $180,000 divided by the Black-Scholes value of the Company’s stock used at the time of the annual stock option grant, with such options to vest under the same terms as other annual options granted to Mr. O’Bryant.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the NYSE. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required for such Insiders, the Company believes that, during the 2005 fiscal year, Insiders complied with the Section 16(a) filing requirements applicable to Insiders.

REPORT OF THE COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE
ON EXECUTIVE COMPENSATION
      The Committee has furnished the following report on executive compensation.
Overall Policy
      The Board believes that having effective leaders and providing appropriate motivation for the Company’s executives are essential for establishing and maintaining the Company’s prominent position in its marketplace and creating an attractive investment for stockholders. Each year the Committee, which is comprised exclusively of independent, non-employee directors, conducts a review of the Company’s executive compensation program and fulfills three major responsibilities: first, the Committee reviews the leadership development process and advises the Board on executive succession planning; second, the Committee sets the Company’s compensation principles that guide the design and management of the executive compensation plans and programs; and third, the Committee approves changes to compensation elements for executives.
      The Committee devotes one meeting each year to review and discuss the succession planning program in place for the Company’s executive officers (eleven officers). The performance of these executive officers and approximately 90 other highly compensated executives is also considered when their compensation elements are reviewed during the year.
      This review includes an assessment of the Company’s compensation program and a comparison of the Company’s executive compensation and performance to comparable public corporations. The Committee has established an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company’s success in meeting specified performance goals and to appreciation in the Company’s stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company’s business strategy, to link executive and stockholders’ interests through equity based plans and to provide a compensation program that recognizes individual contributions, as well as overall business results.
      The key elements of the Company’s executive compensation program consist of base salary, annual bonus, equity awards and the executive long-term incentive plan. The Committee’s policies with respect to each of these elements, including the basis for the compensation paid and awarded to Mr. Neal, Chairman, and to Mr. Scarborough, President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation program afforded by the Company to the individual executive.
      In 2005, the Committee commissioned a study by an independent compensation consultant to perform an assessment of the long-term incentive program with particular focus on the equity portion in light of competitive practices and the anticipated requirement to expense the cost of equity under FASB 123(R) starting in 2006. As a result of this study, the Committee approved the introduction of restricted stock units (“RSU”) into the mix of the long-term incentive program. As described previously, the RSUs vest upon the Company’s performance achieving an annual return on total capital performance objective starting three years after award. If the performance objective is not achieved at the end of year three, four or five after the year in which the award was granted, the RSUs will be cancelled. Stock options awarded in 2005 were granted at fair market value with a ten-year term and vest twenty-five percent per year. The overall value of the long-term incentive opportunities was not increased.
      Under the 1993 Omnibus Budget Reconciliation Act (“OBRA”) and Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year, except for compensation payments that qualify as “performance-based.” To qualify as “performance-based,” compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by the Committee. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals were achieved before payments can be made. The Committee has designed certain of the

Company’s compensation programs to conform with Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by Section 162(m) generally should not exceed $1 million in any one year, except for compensation payments that qualify as “performance-based.” However, the Company may pay compensation, which is not deductible in certain circumstances.
Base Salaries
      Base salaries for executives are determined by evaluating: the responsibilities of the position; the experience and performance of the individual; the business unit’s financial results along with other non-financial performance measures such as manufacturing efficiency gains, leadership development and implementation of the Company’s ethics and values principles, gains in market share, and employee relations; and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. Each year the Company participates in two nationwide compensation surveys, conducted by nationally recognized compensation consulting firms, which include base pay data of approximately 350 to 400 large public companies. The Committee uses the data compiled from these surveys to assist it in establishing base salaries. In general, base salaries and total compensation for executives are targeted to a range that approximates the mid-point of the third quartile of the compensation paid by such other companies. Mr. Neal’s and Mr. Scarborough’s base salaries were targeted in this range. During 2005, Mr. Neal did not receive a salary increase, but his 2005 compensation included imputed income of $27,451 related to his personal use of the Company’s aircraft. Based on new rules governing deductibility of aircraft cost under the 2004 American Jobs Creation Act, the Company’s deductibility of total (fixed and variable) cost for such use is limited to the amount of his imputed income; the total cost related to this personal use was $123,841, of which $96,390 is not tax deductible.
      In determining Mr. Scarborough’s base salary as President and Chief Executive Officer, the Committee considered the salaries of chief executive officers of other companies contained in the compensation surveys described above. In December 2005, Mr. Scarborough’s salary was increased to $825,000.
Annual Bonus
      Messrs. Neal, Scarborough, O’Bryant and van Schoonenberg are eligible for an annual cash bonus under the Company’s Senior Executive Leadership Compensation Plan (the “Senior Executive Bonus Plan”), which was approved by stockholders in 2004. Payments under the Senior Executive Bonus Plan are based solely on the achievement of one or more of the following pre-established objective performance goals: return on total capital (“ROTC”), earnings per share (“EPS”), return on sales (“ROS”), economic value added (“EVA”), return on equity (“ROE”), net income, cash flow, sales growth and total shareholder return (defined as cumulative shareholder return, including the reinvestment of dividends on the Company’s common stock) (“TSR”), subject to the Committee’s discretion to decrease awards that would otherwise be payable under the Senior Executive Bonus Plan. Eligible executives are assigned threshold, target and maximum bonus levels. In 2005, the Company exceeded its targeted performance goals (ROTC and EPS, which were weighted equally) under the Senior Executive Bonus Plan. Based on this performance, Mr. Neal was awarded a cash bonus of $1,100,000; and Mr. Scarborough was awarded a cash bonus of $1,300,000.
      The Company’s other executive officers are eligible for an annual cash bonus under the Company’s Executive Leadership Compensation Plan (the “Executive Bonus Plan”). Under the Executive Bonus Plan, performance objectives are established at the beginning of each year by the Committee. Eligible executives are assigned threshold, target and maximum bonus levels. The Company performance measure for bonus payments may be based on several financial goals. In 2005, they were ROTC and EPS. In 2005, the Company exceeded each of its targeted financial goals, each of which is given equal weighting for the corporate executive officers. For other executive officers with responsibility for a particular group, each of which consists of several business units, the performance measure is based on the group’s net income, EVA and sales. The sales performance measure is weighted more heavily than the group’s net income and EVA for determining bonuses. The Committee also considers individual non-financial performance measures in determining bonuses under the Executive Bonus Plan, but to a lesser extent than the financial goals described above.

Equity Awards
      The Committee believes that significant equity interests in the Company held by the Company’s management align the interests of stockholders and management. The Company has adopted a stock ownership policy for officers and directors, which encourages each officer and director to achieve and maintain certain specified levels of stock ownership during his or her tenure with the Company. A copy of this policy is filed as Exhibit C.
      Stock options and RSUs were granted to the Company’s executive officers under the Employee Plan. The size of stock equity awards is determined by the Committee using a formula as a guideline, which takes into account competitive compensation data. In the event of poor Company or individual performance, the Committee may elect not to award equity or to grant fewer options and/or RSUs than the formula amount. Actual grants awarded may be higher than the formula guideline and are based on an assessment of the executive’s performance over the course of the prior year, as well as an assessment of the executive’s potential for future contributions and achievements.
      Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and with a ten-year term. Options vest twenty-five percent per year over four years. This approach is designed to promote the creation of stockholder value over the long-term, since the full benefit of the compensation program cannot be realized unless stock price appreciation occurs over a number of years. RSUs, representing approximately twenty-five percent of the annual equity award value for the Company’s executive officers, were awarded in 2005. As previously described, RSUs may vest after year 3, 4 or 5 following the year of the award, if the Company achieves a performance objective. If the performance objective is not achieved by the end of year 5, the RSUs will be cancelled.
      In 2005, Mr. Neal did not receive an equity award. In 2005, Mr. Scarborough was awarded 6,000 RSUs and stock options to purchase 50,000 and 100,000 shares with exercise prices of $52.08 and $59.465 per share, respectively. As of December 31, 2005, Mr. Scarborough held 52,376 shares of the Company’s common stock and, with the 2005 grants, holds options to purchase an additional 635,600 shares, of which options to purchase 275,600 shares were exercisable as of December 31, 2005.
Long-Term Incentive Plan Awards
      Under the LTIP, key executives recommended by the Company’s Chief Executive Officer and designated by the Committee are eligible to earn a cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a cash incentive award after the end of each multi-year performance cycle, which cycles generally begin every other year (e.g., 2004 and 2006). Cash payments made in 2003 and 2005, under the LTIP for the performance cycle ended in 2002 and 2004, respectively, are set forth in the table on page 10. None of the named executive officers received an LTIP award in 2005.
Conclusion
      Through the programs described above, a significant portion of the Company’s executive compensation is linked directly to individual and Company performance, and to appreciation in the Company’s stock price. In 2005, approximately 65% and 80% percent of Mr. Neal’s and Mr. Scarborough’s compensation, respectively, consisted of performance-based variable elements, and approximately 75 percent for the other Named Executives. The Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders.

February 22, 2006	David E.I. Pyott, Chairman Peter K. Barker Richard M. Ferry Julia A. Stewart

STOCKHOLDER RETURN PERFORMANCE
      The graphs on the next page compare the Company’s cumulative stockholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and the average return, weighted by market capitalization, of the Peer Group for five-year and ten-year periods each ending December 31, 2005. The Company has also included the median return of the Peer Group in the graph as an additional comparison.
      The Peer Group is comprised of Air Products & Chemicals Inc., ArvinMeritor, Inc., Baker-Hughes, Incorporated, Ball Corporation, Bemis Company, Incorporated, Black & Decker Corporation, Bowater Incorporated, Cabot Corporation, Crane Company, Crown Holdings, Inc., Cummins Inc., Dana Corporation, Danaher Corporation, Dover Corporation, Eaton Corporation, Ecolab Incorporated, Engelhard Corporation, Ferro Corporation, FMC Corporation, H. B. Fuller Company, The B. F. Goodrich Company, W. R. Grace & Company, Harley-Davidson, Inc., Harris Corporation, Harsco Corporation, Hercules Incorporated, Illinois Tool Works Incorporated, Ingersoll-Rand Company, MASCO Corporation, Maytag Corporation, MeadWestvaco Corporation, NACCO Industries, Newell Rubbermaid Incorporated, Olin Corporation, P.P.G. Industries Incorporated, PACCAR Inc., Parker-Hannifin Corporation, Pentair Incorporated, Pitney Bowes Incorporated, PolyOne Corporation, Sequa Corporation, The Sherwin-Williams Company, Smurfit-Stone Container Corporation, Snap-On Inc., Sonoco Products Company, The Stanley Works, Tecumseh Products Company, Thermo Electron Corporation, Thomas & Betts Corporation, and Timken Company.
      During 2005, Great Lakes Chemical Corp. merged with Crompton and became Chemtura, and it was deleted; PACCAR Inc. was added to the Peer Group, and has been included for all periods.

5-Year Return

	12/00	12/01	12/02	12/03	12/04	12/05

Avery Dennison	$100	$105	$116	$110	$120	$114

S&P 500 Index	$100	$88	$69	$88	$98	$103

Peer Group (Wt. Avg.)(2)	$100	$113	$108	$141	$183	$180

Peer Group (Median)	$100	$113	$108	$129	$162	$159

(1)	Assumes $100 invested on Dec. 31, 2000, and the reinvestment of dividends; chart reflects performance on a calendar year basis through Dec. 31, 2005.

(2)	Weighted average is weighted by market capitalization.
10-Year Return

	12/95	12/96	12/97	12/98	12/99	12/00	12/01	12/02	12/03	12/04	12/05

Avery Dennison	$100	$144	$186	$190	$313	$240	$253	$280	$263	$289	$274

S&P 500 Index	$100	$123	$164	$211	$255	$232	$204	$159	$205	$227	$238

Peer Group (Wt. Avg.)(2)	$100	$125	$167	$186	$190	$202	$237	$227	$292	$382	$359

Peer Group (Median)	$100	$123	$162	$148	$140	$128	$150	$136	$179	$200	$233

(3)	Assumes $100 invested on Dec. 31, 1995, and the reinvestment of dividends; chart reflects performance on a calendar year basis through Dec. 31, 2005.

(2)	Weighted average is weighted by market capitalization.
      Stock price performance reflected in the above graph is not necessarily indicative of future price performance.

RELATED PARTY TRANSACTIONS
      Peter W. Mullin is the chairman, chief executive officer and a director of MC Insurance Services, Inc. (“MC”), Mullin Insurance Services, Inc. (“MINC”) and PWM Insurance Services, Inc. (“PWM”), executive compensation and benefit consultants and insurance agents. Mr. Mullin is also the majority stockholder of MC, MINC and PWM (collectively referred to as the “Mullin Companies”). During 2005, the Company paid premiums to insurance carriers for life insurance placed by MC, MINC and PWM in 2005 and prior years in connection with various Company employee benefit plans. The Mullin Companies have advised that in 2005, MC, MINC and PWM earned commissions from such insurance carriers in an aggregate amount of approximately $850,500 for the placement and renewal of this insurance, in which Mr. Mullin had direct and indirect interests of approximately $659,900, the majority of which was allocated to and used by MC Insurance Agency Services, LLC (an affiliate of MC) to administer benefit plans and provide benefit statements to participants under various Company employee benefit plans. The Mullin Companies own a minority interest in M Financial Holdings, Inc. (“MFH”). Substantially all of the life insurance policies, which the Company has placed through the Mullin Companies in 2005 and prior years, are issued by insurance carriers that participate in reinsurance agreements entered into between these insurance carriers and M Life Insurance Company (“M Life”), a wholly owned subsidiary of MFH. Reinsurance returns earned by M Life are determined annually by the insurance carriers and can be negative or positive, depending upon the results of M Life’s aggregate reinsurance pool, which consists of the insured lives reinsured by M Life. The Mullin Companies have advised that in 2005, they participated in net reinsurance gains (without risk of forfeiture) of M Life, of which approximately $191,800 of such gains were ascribed by M Life to the Company’s life insurance policies referred to above, and in which gains, Mr. Mullin had direct and indirect interests of approximately $120,000. In addition, the Mullin Companies have advised that in 2005, they also participated in net reinsurance gains of M Life that are subject to risk of forfeiture, of which approximately $1,469,800 of such gains were ascribed by M Life to the Company’s life insurance policies, and in which gains, Mr. Mullin had direct and indirect interests of approximately $1,061,700.
VOTING SHARES
      Stockholders of record, at the close of business on February 27, 2006, are entitled to notice of, and to vote at, the Annual Meeting. There were 109,763,770 shares of common stock of the Company outstanding on February 27, 2006.
Principal Stockholders
      Whenever in this proxy statement information is presented as to “beneficial ownership,” please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; such person may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Section 13 or 16 of the 1934 Act, the “beneficial owner” of the shares shown herein.

      To the knowledge of the Company, the following were the only persons who, as of December 31, 2005, owned beneficially 5 percent or more of the outstanding common stock of the Company.

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned	Of Class

Avery Dennison Corporation
Employee Stock Benefit Trust (“ESBT”)	10,006,610(1)	9.1%
Wachovia Bank, N.A., Trustee
Executive Services
One West 4th Street, NC 6251
Winston-Salem, NC 27101

Capital Research and Management Company	13,298,600(2)	12.1%
333 South Hope Street
Los Angeles, CA 90071

U.S. Trust Corporation
Avery Dennison Master Defined Contribution Plan Trust	5,457,078(3)	5.0%
515 South Flower Street
Suite 2800
Los Angeles, CA 90071

(1)	The ESBT and Wachovia Bank, N.A., as Trustee, disclaim beneficial ownership of these shares.

(2)	Based on information contained in the Schedule 13G of Capital Research and Management Company for the period ending December 30, 2005. Capital Research and Management Company is an advisor, in accordance with Section 240.13d-1(b)(1)(ii)(E) of the 1934 Act.

(3)	Based on information contained in the Schedule 13G of U.S. Trust Corporation for the period ending December 31, 2005. U.S. Trust Corporation is trustee for an employee benefit plan, in accordance with Section 240.13d-1(b)(1)(ii)(F) of the 1934 Act and a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the 1934 Act.
      The Company’s Employee Savings Plan, SHARE Plan and Retirement Plan (the “Plans”) together owned a total of 6,088,478 shares of Company common stock on December 31, 2005, or 5.5 percent of the common stock then outstanding. Although the Company is the Administrator of the Plans, each plan was established and is administered to achieve the different purposes for which it was created for the exclusive benefit of its participants, and employees participating in the Plans are entitled to vote all shares allocated to their accounts. Accordingly, such plans do not constitute a “group” within the meaning of Section 13(d) of the 1934 Act.
RATIFICATION OF APPOINTMENT OF AUDITORS (Proxy Item 2)
      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as Avery Dennison’s independent auditors for fiscal 2006, and the Board urges stockholders to vote to ratify PwC’s appointment. Ratification of the selection of PwC by stockholders is not required by the Company’s Bylaws. However, as a matter of good corporate practice, the Board is submitting the selection of PwC for stockholder ratification. PwC has audited the Company’s financial statements since 1998. PwC has confirmed to Avery Dennison that PwC is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. See “Audit Committee Report” on page 25.
      Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Relationship with Independent Auditors
      PwC has served as Avery Dennison’s independent auditors since 1998, and was the Company’s independent auditor for the fiscal year ended December 31, 2005. Prior to 1998, Coopers & Lybrand, LLP, a predecessor firm of PwC, served as the Company’s independent auditor. As stated in Proxy Item 2, the Audit Committee of the Board has selected PwC to serve as the Company’s independent auditors for the fiscal year ending December 30, 2006.
      Audit services performed by PwC for fiscal 2005 consisted of the examination of the Company’s financial statements and services related to filings with the SEC and certain other non-audit services.
Fiscal 2005 Audit Firm Fee Summary
      During fiscal year 2005, the Company retained PwC to provide services in the following categories and amounts all of which fees were approved by the Audit Committee.
      Under the SEC’s final rule issued on January 28, 2003, “Strengthening the Commissions Requirements Regarding Auditor Independence,” in accordance with Section 208(a) of the Sarbanes-Oxley Act of 2002, the categorization of PwC services for fiscal 2005 and 2004 are as follows:

	2005	2004
(in millions)
Audit Fees	$6.8	$7.3
Audit Related Fees	0.4	0.4
Tax Fees:
Compliance	3.3	2.9
Planning	1.4	2.6
Other Fees	—	—

Total Fees	$11.9	$13.2
      Audit services fees include fees for services performed to comply with Generally Accepted Auditing Standards (“GAAS”), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.
      Audit-related fees include fees associated with assurance and related services traditionally performed by the independent auditor and that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, accounting consultations, consultations concerning financial accounting and reporting standards, general advice with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as the review of information systems and general internal controls unrelated to the audit of the financial statements.
      Tax fees relate to fees associated with tax compliance (preparation of original/amended tax returns, tax audits and transfer pricing) and tax planning (domestic and international tax planning, tax planning on restructurings, mergers and acquisitions).
      The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditor, and the fees paid to PwC in 2005 were pre-approved. These procedures include reviewing and approving a budget for audit and permitted non-audit services. The budget includes a description of, and an estimated amount for, audit services and for particular categories of non-audit services that are recurring in nature and therefore are anticipated at the time the budget is reviewed. Audit Committee pre-approval is required (i) if the estimated amount for a particular category of non-audit services will be substantially exceeded and (ii) to engage the independent auditor for any non-audit services not included in the budget. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee for services that were not included in the budget; these services are then reviewed at the next Audit Committee meeting. The Audit Committee considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the

Company’s business, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee periodically monitors the services rendered and fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.
      The Audit Committee considers at least annually whether the provision of non-audit services by PwC is compatible with maintaining auditor independence.
Required Vote for Approval and Recommendation of the Board of Directors
      The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent auditors for the current fiscal year, which ends on December 30, 2006.
Your Board of Directors recommends that you vote FOR approval of this proposal.

AUDIT COMMITTEE REPORT
      The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
      The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is composed of independent directors set forth below, each of whom meets the independence standards of the New York Stock Exchange. The Audit Committee has a written charter adopted by the Board of Directors, which is available at the Company’s Web site.
      Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and the representations made by management and the independent auditors.
      Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended December 31, 2005, with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and Rule 2-07 of Regulation S-X, “Communication with Audit Committees.” The Company’s independent auditors have also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has discussed independence matters with the independent auditors and management, and, based on its discussion and review, the Audit Committee is satisfied that the provision of non-audit services, described above, is compatible with maintaining PwC’s independence.
      Based on the Audit Committee’s discussions with management and the independent auditors and on the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

February 22, 2006	John T. Cardis, Chairman Peter K. Barker Kent Kresa

GENERAL
Stockholder Proposals
      Stockholder proposals for presentation at the annual meeting scheduled to be held on April 26, 2007, must be received at the Company’s principal executive offices on or before November 20, 2006. The Company’s Bylaws provide that stockholders desiring to nominate persons for election to the Board of Directors or to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 60 to 90 days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, 60 to 90 days prior to such annual meeting or within 10 days after the public announcement of the date of such meeting is first made by the Company; or, if the number of directors to be elected to the Board of Directors is increased and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, within 10 days after such public announcement is first made by the Company (with respect to nominees for any newly created positions only)). Such notice must include (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act and Rule 14a-11 thereunder, (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) the name and record address, and class and number of shares owned beneficially and of record, of such stockholder and any such beneficial owner.
Annual Report
      The Company’s 2005 Annual Report to Stockholders is being mailed to all stockholders of record.
      ALL STOCKHOLDERS ARE URGED TO VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY SOLICITATION/ VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Robert G. van Schoonenberg

Secretary
Dated: March 20, 2006

EXHIBIT A
AVERY DENNISON CORPORATION
BOARD OF DIRECTORS
INDEPENDENCE STANDARDS
An independent Director is one who the Board of Directors affirmatively determines has no material relationship with Avery Dennison (either directly or as a partner, shareholder or officer of an organization that has a relationship with Avery Dennison). The Board has adopted the following categorical standards to assist it in determining each Director’s independence. In the event that a Director has a business or other relationship that does not fit within the described standards and the Director is determined to be independent, the Board will disclose the basis for its determination in the Company’s annual proxy statements or otherwise at least annually.
A Director will be presumed to be independent if the Director:
1) Has not been an employee of Avery Dennison for at least five years, other than in the capacity as a former interim Chairman or interim Chief Executive Officer;
2) Has not, during the last three years, been affiliated with or employed by a present or former independent auditor of Avery Dennison or of any affiliate of Avery Dennison;
3) Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of Avery Dennison concurrently served as a member of such company’s compensation committee;
4) Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that with respect to the employment criteria, such Director’s immediate family member may have (i) been affiliated with or employed by a present or former auditor of Avery Dennison or of any affiliate of Avery Dennison other than in a professional capacity and (ii) served as an employee but not as an executive officer of Avery Dennison during such period;
5) Has not received, and has no immediate family member who has received, during the last three years, more than $100,000 in any year in direct compensation from Avery Dennison (other than in his or her capacity as a member of the Board of Directors, or any committee of the Board or pension or other deferred compensation for prior services, provided that such compensation is not contingent in any way on continued service); provided, however, that compensation to such Director’s immediate family member as a non-executive employee shall not be considered in determining independence;
6) Has not been during the last three years an executive officer or an employee, and has no immediate family member who during the last three years has been an executive officer, of a company that made payments to, or received payments from, Avery Dennison for property or services in any of the last three years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;
7) Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which Avery Dennison and its respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of such charitable organizations’ consolidated gross revenues, in any of the last three years;
8) Does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from Avery Dennison or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years; and
9) Is not otherwise disqualified by applicable Securities and Exchange Commission or New York Stock Exchange rules, regulations or listing standards.

In addition to the foregoing, a Director will be considered independent for purposes of serving on Avery Dennison’s Audit and Finance Committee only if the Director:
A) has not accepted, directly or indirectly, any consulting, advisory or other compensatory fee from Avery Dennison or any subsidiary of Avery Dennison, other than in the Director’s capacity as a director or committee member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; and
B) is not an “affiliated person” of Avery Dennison or any subsidiary of Avery Dennison as defined in Rule 10A-3 of the Securities Exchange Act of 1934.

EXHIBIT B
AVERY DENNISON CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY*

Board members
Annual retainer for non-executive Chairman	$220,000
Annual retainer for other Directors	$55,000
Meeting fees	$1,500
Annual stock payment (shares of Company stock)	500
Annual stock option grant (stock options)*	2,000
*new directors are granted 5,000 options when they join the Board
Committee Chairman retainer
Audit Committee	$10,000
Compensation and Executive Personnel Committee	$10,000
Other Committees	$5,000
Committee meeting fees
Chairman	$2,000
Members	$1,500

*	Effective December 1, 2005

EXHIBIT C
AVERY DENNISON CORPORATION
STATEMENT OF STOCK OWNERSHIP POLICY
FOR OFFICERS AND DIRECTORS
      Avery Dennison believes that the ownership of Company stock is both a privilege and a responsibility that executive management should be encouraged to exercise. By holding a significant stake in the future of the Company, management demonstrates its commitment to the long-term profitability of the Corporation and better serves the interests of the Company and all of its shareholders.
      It is the policy of the Company that each officer and director should commit to achieving and maintaining a certain level of stock ownership, including stock purchased with employee contributions in the Employee Savings Plan, during tenure with the Company:

Officers/Directors	Target

CEO	400%*
COO	300%*
Executive/Senior Corporate Officers	200%*
Corporate Officers	2,000 shares
Certain Division Officers (VPs and Division Officers for the two largest economic value divisions)	2,000 shares
Staff Officers	1,000 shares
Division Officers (all others)	1,000 shares
Non-Employee Directors	2 x board meeting and retainer fees for the year
      Officers and directors should achieve and maintain these levels of ownership. Newly elected or appointed officers and directors should work toward achieving these levels of ownership over a three- to five-year period.
      The Company is mindful that each individual’s personal circumstances will affect progress toward the targeted levels of stock ownership. Officers who are unable to achieve or maintain the targeted level of ownership within the prescribed time period should consult with the Executive Vice President and General Counsel, who will review the situation with the Senior Vice President of Human Resources and, in appropriate circumstances, with the President and CEO.

*	Base salary multiplied by ownership target (percentage), divided by market value of stock equals number of target shares.

Admission Ticket
Annual Meeting of Shareholders
April 27, 2006, 1:30 p.m.
Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103
It is important that all shares be represented at this meeting, whether or not you attend the meeting in person.
To make sure all shares are represented,
we urge you to complete and mail the proxy card below.

If planning to attend the Annual Meeting,
please mark the appropriate box on the reverse side.
Present this Admission Ticket to the representative
at the entrance to the Annual Meeting.

PROXY SOLICITATION / VOTING INSTRUCTION CARD
ANNUAL MEETING — APRIL 27, 2006, PASADENA, CALIFORNIA
The undersigned hereby appoints Peter K. Barker, Richard M. Ferry and Patrick T. Siewert, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2006 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournment thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters that may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned including those held under the Company’s DirectSERVICE™ Investment Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company’s Savings Plan and SHARE Plan.
IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES, AND FOR PROPOSAL NO. 2.
Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), U.S. Trust Company, N.A., as Trustee of the Avery Dennison Corporation Savings Plan and SHARE Plan, will vote shares of Company Stock for which timely instructions are not received and shares of Company Stock that have not been allocated to the account of any participant in the same proportion to the manner in which allocated shares of Company Stock are voted by participants who timely furnish voting instructions. The card must be received no later than 5:00 pm. Eastern Time on April 20, 2006, and telephone and Internet votes must be completed by 12:00 a.m. midnight on the same date.
Your voting instructions are confidential and will not be revealed to anyone, except as required by law. If you have any questions regarding your voting instructions to the U.S. Trust, please call 1-800-535-3093 between the hours of 11:30 a.m. and 7:30 p.m. Eastern Time.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of signing and mailing your proxy, you may choose one of two other voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
THANK YOU FOR VOTING

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
Annual Meeting Admission Ticket

000000000.000 ext
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2006 Annual Meeting of
Avery Dennison Corporation
April 27, 2006, 1:30 p.m.
150 North Orange Grove Blvd.
Pasadena, CA 91103
Present to the representative at the entrance
to the auditorium.
If planning to attend the Annual Meeting,
please mark the appropriate box below.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

A	Election of Directors
1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 - John T. Cardis	☐	☐

02 - David E.I. Pyott	☐	☐

03 - Dean A. Scarborough	☐	☐

04 - Julia A. Stewart	☐	☐

B	Proposal
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 30, 2006.	☐	☐	☐

☐	Please mark this box with an X if you plan to attend the Annual Meeting.

☐	Please mark this box with an X if your address has changed and print the new address below.

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — Avery Dennison Corporation

PROXY SOLICITATION / VOTING INSTRUCTION CARD
ANNUAL MEETING — APRIL 27, 2006
PASADENA, CALIFORNIA
Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103
CONFIDENTIAL VOTING INSTRUCTIONS

TO:	COMPUTERSHARE TRUST COMPANY, N. A., AS TABULATING AGENT FOR THE TRUSTEE OF THE AVERY DENNISON CORPORATION EMPLOYEE STOCK BENEFIT TRUST

VOTING INSTRUCTIONS SOLICITED BY THE TRUSTEE ON BEHALF OF THE BOARD OF DIRECTORS OF AVERY DENNISON CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 27, 2006.

The undersigned hereby instructs Wachovia Bank, N.A., as Trustee, to act and vote at the 2006 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournment thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in its discretion, upon any other matters that may properly come before the meeting.

Under the terms of the Avery Dennison Corporation Employee Stock Benefit Trust, you are entitled, as an employee and a holder of vested stock options from Avery Dennison, to instruct the Trustee how to vote shares held by the Trust.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of signing and mailing your proxy, you may choose one of two other voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Eastern Time, on April 27, 2006.
THANK YOU FOR VOTING

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext

C 1234567890       J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR the listed nominees.

		For	Withhold

	01 — John T. Cardis	☐	☐

	02 — David E.I. Pyott	☐	☐

	03 — Dean A. Scarborough	☐	☐

	04 — Julia A. Stewart	☐	☐

B	Proposal

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 30, 2006.	☐	☐	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

1 U P X	0 0 8 2 4 5 2

PROXY
SOLICITED BY BOARD OF DIRECTORS
ANNUAL MEETING — APRIL 27, 2006
PASADENA, CALIFORNIA
Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103

     The undersigned hereby appoints Peter K. Barker, Richard M. Ferry or Patrick T. Siewert, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2006 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.
1.	Election of Directors
Nominees: (01) John T. Cardis, (02) David E.I. Pyott, (03) Dean A. Scarborough, and (04) Julia A. Stewart
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 30, 2006
IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION
OF THE DIRECTOR NOMINEES, AND FOR PROPOSAL NO. 2.
(OVER)
(continued and to be signed on other side)

☒	Please mark your votes as indicated in this example

A vote FOR ALL nominees is recommended by the Board of Directors.
1.	Election of Directors

☐	FOR ALL	☐	WITHHELD FROM ALL
☐	FOR ALL EXCEPT the following nominee(s):

A vote FOR the proposal below is recommended by the Board of Directors
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 30, 2006
☐ FOR           ☐ AGAINST           ☐ ABSTAIN
Space limitations for the Annual Meeting make it necessary to limit attendance to stockholders. “Street name” holders wishing to attend need to bring to the Annual Meeting a copy of a brokerage statement reflecting stock ownership as of February 27, 2006.
NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	, 2006

Signature of Stockholder